Exhibit 99.1

Brampton Crest International Forms Financing Subsidiary White Peak Capital Group

MIAMI BEACH, FL, March , 2007 -- Brampton Crest International, Inc. (OTCBB: BRCI) today announced that it has formed White Peak Capital Group, Inc., a wholly-owned finance company that will focus on making secured short and medium term loans to the real estate, trade finance and asset based industries.

White Peak Capital will generate its own business through an established network of finance industry contacts developed by its management, and by seeking participations with other originators. White Peak Capital loans will be secured by accounts and trade receivables, real estate, credit card receivables, equipment, letters of credit and other qualified equities.

Robert Wineberg, President, and Tsvi Katsir, Vice President, head White Peak’s management team. Mr. Wineberg, who is also the Chief Executive Officer of White Peak’s parent company, Brampton Crest International, Inc. is a Chartered Accountant and Chartered Financial Analyst who has been a highly successful Canadian securities trader for the past 30 years. Mr. Katsir, who is based in Southern Florida, has extensive banking and real estate finance experience, having served as president of Opal Trade Corp. , where he was responsible for over $100 million in trade finance transactions; as a banker for Bank Leumi Trust Company, where he analyzed credits and monitored a substantial international loan portfolio; and, more recently, as a mortgage broker in South Florida, where he originated, placed and closed over $50 million in commercial and residential financing.

Brampton Crest International, Inc. will initially fund White Peak’s startup. In addition, Brampton Crest International, Inc. intends to raise up to $5,000,000 in equity to fund its subsidiary’s operations, as well as to obtain bank lines of credit to support lending activities. However, there are no assurances that the company will be able to raise additional capital or obtain bank lines of credit.

Brampton Crest International, Inc. is a publicly traded company which operates a wholly-owned finance subsidiary engaged in making loans to the real estate, trade finance and asset-based industries. The Company also sells cosmetics and non-prescription dermatology products.

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as "anticipate," "believe," "expect," "future," "may," "will," "would," "should," "plan," "projected," "intend," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Brampton Crest International, Inc. (the Company) to be materially different from those expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company's control; and (iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov under "Search for Company Filings."

For further information: Brampton Crest International, Inc. (305) 531-1174